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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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/ /	Soliciting Material Pursuant to §240.14a-12
UNIVERSAL ACCESS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2001

Universal Access, Inc.

TABLE OF CONTENTS

Notice Of Annual Meeting of Stockholders	ii
Proxy Statement	1
Election of Directors	1
Director Information	1
Committees	3
Meetings and Attendance	4
Director Compensation	4
Executive Officer Information	5
Executive Compensation	7
Compensation Committee Report	7
Compensation Committee Interlocks and Insider Participation	10
Summary Compensation Table	10
Stock Options	11
Option Grants in Last Fiscal Year	11
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	12
Other Benefits	12
Employment Agreements and Change-in-Control Arrangements	12
Stock Ownership	13
Principal Stockholders	13
Performance Graph	16
Other Director and Executive Officer Information	16
Transactions with Related Parties and Insiders	16
Section 16(a) Beneficial Ownership Reporting Compliance	16
Audit Committee Report	18
Independent Accountants	18
Additional Information	18
Record Date; Shares Outstanding	18
Quorum	18
Proxies; Right to Revoke	19
Default Voting	19
Tabulation of Votes	19
Voting by Street Name Holders	19
Proxy Solicitation	19
Stockholder Proposals for Next Year's Meeting	19
Stockholder List	20

- i -

UNIVERSAL ACCESS, INC.
233 South Wacker Drive, Suite 600
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, May 25, 2001
Time	8:00 a.m., Central Time
Place	Grand Geneva Resort and Spa 7036 Grand Geneva Way Lake Geneva, Wisconsin 53147-0130
Proposal	Election of two directors
Record Date	April 11, 2001
Voting Methods	Internet—Use the website shown on the proxy card Telephone—Use the toll-free number shown on the proxy card Written ballot—Complete and return a proxy card In person—Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Proxy Statement is accompanied by a copy of the Annual Report to Shareholders.

On behalf of the Board of Directors:

Scott D. Fehlan, General Counsel and Secretary May 1, 2001

- ii -

PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by Universal Access, Inc., on behalf of the Board of Directors, for the 2001 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about May 1, 2001.

    You can vote your shares using one of the following methods:

  •
  Vote through the Internet at the website shown on the proxy card

  •
  Vote by telephone using the toll-free number shown on the proxy card

  •
  Complete and return a written proxy card

    Votes submitted through the Internet or by telephone must be received by midnight Central Time, on May 24, 2001. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

ELECTION OF DIRECTORS

    The only proposal scheduled to be voted on at the meeting is the election of two directors. Both of these directors will serve three-year terms as Class II directors. The Board of Directors has nominated Robert Pommer and Roland Van der Meer for the Class II directorships. Mr. Pommer and Mr. Van der Meer are currently serving as Universal Access directors.

The Board of Directors recommends a vote "FOR" all nominees.

    The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors may select a substitute nominee. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

    In accordance with the bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the two nominees will be elected if they receive more affirmative votes than any other nominees.

Director Information

    Our Board of Directors currently consists of nine authorized members. The Board of Directors is divided into three classes, each with a three-year term: Class I, whose terms will expire at the annual meeting of stockholders to be held in 2003; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of the stockholders to be held in 2002.

    Set forth below is biographical and other information about the persons who will make up the Board of Directors following the annual meeting, assuming election of the nominees named above.

Paolo Guidi Class I Age: 59 Director since August 1999	Mr. Guidi has served as one of our directors since August 1999. Since September 2000, Mr. Guidi has served as Chairman & CEO of Aleron, Inc., a provider of global communication services. From February 1995 to April 2000 Mr. Guidi was the President and Chief Executive Officer of Teleglobe Communications Corporation, a provider of intercontinental telecommunications services.
Carolyn F. Katz Class I Age: 39 Director since August 2000 Board Committees: Compensation, Executive Compensation Subcommittee
Ms. Katz has served as one of our directors since August 2000. Since May 2000, Ms. Katz has served as a Principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From July 1984 to April 2000 Ms. Katz worked at Goldman Sachs, most recently as a Managing Director and co-head of Emerging Communications.
Joseph L. Schocken Class I Age: 54 Director since October 1998 Board Committees: Audit, Compensation, Executive Compensation Subcommittee
Mr. Schocken has served as one of our directors since October 1998. He founded Broadmark Capital Corporation, an investment banking firm, in November 1986 and serves as its Chairman. Mr. Schocken is also the head of Broadmark Capital Corporation's Corporate Finance Group where he serves as an advisor to a number of Broadmark's clients and portfolio companies.
Robert J. Pommer, Jr. Class II Age: 33 Director since July 1998 Board Committees: Nominating, Compensation
Mr. Pommer co founded Universal Access in October 1997 and has served as one of our directors since July 1998, as our Vice Chairman since July 2000 and as our President, Global Client Services since January 2001. He also served as our Secretary from October 1997 to April 2000 and our Treasurer from October 1997 to August 1999. Mr. Pommer served as our Chief Operating Officer from December 1998 to April 2000, as our Chief Technical Officer from January 2000 to July 2000 and as our Chief Marketing Officer from November 2000 to January 2001. Prior to founding Universal Access, from March 1996 to September 1997, Mr. Pommer was Vice President of Operations for Arista Communications, a telecommunications agency firm. From May 1994 to March 1996, he was a Manager for Strategic Accounts with Teleport Communications Group (TCG), a telecommunications company.

Roland A. Van der Meer Class II Age: 40 Director since February 1999 Board Committees: Audit, Compensation, Executive Compensation Subcommittee, Nominating
Mr. Van der Meer has served as one of our directors since February 1999. In June 1997, Mr. Van der Meer founded and became a partner of ComVentures, a venture capital firm. From June 1993 to June 1997, Mr. Van der Meer was a partner at the venture capital firm of Partech International.
Kevin P. Power Class III Age: 47 Director since October 2000
Mr. Power has served as one of our directors since October 2000. From October 2000 to February 2001 Mr. Power served as Chairman of MWB Konnect, a developer of independent data centers for the Internet and telecommunications industry. From November 1994 to September 2000, Mr. Power worked for Global Telesystems Group, Inc., a broadband services provider, most recently as President, GTS Wholesale Services. Mr. Power is currently Chairman of the European Competitive Telecommunications Association.
Patrick C. Shutt Class III Age: 33 Director since October 1997 Board Committees: Nominating, Compensation, Non-Executive Stock Option
Mr. Shutt co-founded Universal Access in October 1997 and has served as our President and as one of our directors since our inception. Mr. Shutt has been our Chief Executive Officer since December 1998 and our Chairman since July 2000. Prior to founding Universal Access, from March 1996 to September 1997, Mr. Shutt was Senior Vice President of Operations at Arista Communications, a telecommunications agency firm. From February 1994 to March 1996, he was a sales manager with Teleport Communications Group (TCG), a telecommunications company.
John F. Slevin Class III Age 64 Director since February 2000 Board Committees: Audit
Mr. Slevin has served as one of our directors since February 2000. From October 1975 to January 1999, Mr. Slevin worked for Comdisco, Inc., an equipment leasing company, most recently as its Chairman, Chief Executive Officer and President.

Committees

    The Board of Directors maintains five standing committees: Audit, Compensation, Executive Compensation, Non-Executive Stock Option and Nominating.

    Audit Committee.  The Audit Committee (1) recommends to the Board of Directors the annual appointment of our independent accountants, (2) discusses and reviews in advance the scope and the fees of the annual audit, (3) reviews the results of the audit with our independent accountants and discusses the foregoing with the Company's management, (4) reviews and approves non-audit services of the independent accountants, (5) reviews compliance with our existing major accounting and financial reporting policies, (6) reviews the adequacy of our financial organization, (7) reviews management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and (8) reviews and discusses with our independent accountants their independence. The Company has filed an Annual Report on Form 10-K for the year ended December 31, 2000. Each member of the Audit Committee is independent (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The

Board of Directors adopted a written charter for our Audit Committee. The Audit Committee presently consists of Messrs. Schocken, Slevin and Van der Meer. Ms. Katz has served as an alternate member of the Audit Committee.

    Compensation Committee.  The Compensation Committee establishes and reviews general policies relating to the compensation and benefits of our employees and reviews and approves equity grants pursuant to our stock option plans to our employees other than executive officers. The Compensation Committee presently consists of Ms. Katz and Messrs. Pommer, Schocken, Shutt and Van der Meer.

    Executive Compensation Subcommittee.  The Executive Compensation Subcommittee reviews and approves the compensation of all of our executive officers and directors, including stock compensation and loans. The Executive Compensation Subcommittee presently consists of Ms. Katz and Messrs. Schocken and Van der Meer.

    Non-Executive Stock Option Committee.  The Non-Executive Stock Option Committee reviews and approves equity grants pursuant to our stock option plans to our employees other than executive officers. The Non-Executive Stock Option Committee presently consists of Mr. Shutt.

    Nominating Committee.  The Nominating Committee reviews and approves the appointment of directors to our Board of Directors. The Nominating Committee presently consists of Messrs. Shutt, Pommer, and Van der Meer.

Meetings and Attendance

    During fiscal year 2000, our full Board of Directors held six meetings, our Audit Committee held four meetings and our Compensation Committee and its Executive Compensation Subcommittee each held two meetings. Our Non-Executive Stock Option Committee and Nominating Committee took action by written consent without a meeting sixteen times and one time, respectively during fiscal year 2000. In September 2000, our former Option Committee was discontinued and the duties performed by the Option committee were delegated to our Compensation Committee. Prior to its discontinuation, the Option Committee took action by written consent without a meeting forty times during fiscal year 2000. Mr. Slevin attended 66% of the meetings of the full Board of Directors and all of the meetings of the committee on which he served. All other directors attended at least 75% of the meetings of the full Board of Directors and the meetings of the committees on which they served.

Director Compensation

    Other than the payment of $10,000 to Paolo Guidi for attending five board meetings, we did not compensate our directors in cash for their service as members of our Board of Directors during fiscal year 2000, although they were reimbursed for certain expenses in connection with attending board of director and committee meetings. In November 2000 the Board adopted a Director Compensation and Reimbursement Policy. Under this policy, effective January 1, 2001 we pay each non-employee director an annual retainer fee of $6,000 and $1,000 for each committee meeting attended in person or by telephone. We also reimburse non-employee directors for certain expenses incurred in connection with attending board of director and committee meetings.

    Our 1999 Director Option Plan provides for the automatic grant of non-statutory stock options to non-employee directors. Effective March 16, 2000, each non-employee director received options to purchase 20,000 shares of common stock with an exercise price of $14.00 per share. Ms. Katz received options to purchase 20,000 shares of common stock with an exercise price of $16.19 per share effective August 23, 2000, the date of her appointment to the Board and Mr. Power received options to purchase 20,000 shares of common stock with an exercise price of $12.00 per share effective October 10, 2000, the date of his appointment to the Board. The plan also provides for the automatic grant of 5,000 non-statutory stock options to non-employee directors effective on June 30 of every year. These annual grants were made on June 30, 2000 at an exercise price of $24.50 per share.

    Under the 1999 Director Option Plan each 20,000 share option becomes exercisable as to 25% of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a director on such dates. Each 5,000 share option becomes exercisable as to 100% of the shares subject to the option on the one year anniversary of the date of grant, provided the non-employee director remains a director on such date. After termination as a non-employee director, an optionee must exercise an option within the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term.

    Mr. Shutt and Mr. Pommer, the only directors who are also Universal Access employees, do not receive any additional compensation for serving on the Board of Directors.

Executive Officer Information

    Set forth below is biographical and other information about the executive officers of Universal Access, Inc.

Robert M. Brown Age: 49	Mr. Brown has served as our Chief Financial Officer and Treasurer since July 2000. He served as Senior Vice President, Finance and Treasury from February 2000 to July 2000 and as Vice President, Finance and Treasury from August 1999 to February 2000. From September 1998 to May 1999, Mr. Brown served as Vice President, Finance and Treasurer at Edelman Public Relations Worldwide. From December 1996 to February 1998, he was Chief Financial Officer at JVS Financial Group, a mortgage and insurance corporation. From June 1977 to December 1996, Mr. Brown was employed by McDonald's Corporation in various capacities, most recently as Department Director, Restaurant Development.
Scott D. Fehlan Age 32
Mr. Fehlan has served as our General Counsel since September 1999. He has served as our Secretary since April 2000 and served as our Assistant Secretary from September 1999 to April 2000. From January 1995 to May 1998, Mr. Fehlan was an associate, and from June 1998 to September 1999 he was a shareholder of Shefsky & Froelich Ltd., a law firm. Mr. Fehlan holds a J.D. from Yale Law School.

Stuart J. Hinkley Age 36
Mr. Hinkley has served as our President, Europe since January 2001. From November 2000 to January 2001, Mr. Hinkley served as our Chief Operating Officer, Europe. From February 2000 to October 2000 Mr. Hinkley served as Managing Director for Teleglobe UK and Ireland, a global broadband, data and Internet service provider. From January 1999 to January 2000, Mr. Hinkley served as Managing Director for Star Telecom Europe, Ltd., a global telecommunications services company. From January 1998 to December 1998 Mr. Hinkley served as Managing Director of PT-One UK Ltd., a telecommunications company, and from January 1995 to December 1997, Mr. Hinkley was Managing Director for Cherry Communications UK Ltd., a provider of international network access.
James B. Kearns Age 39
Mr. Kearns has served as our Chief Information Officer since April 2000. From December 1998 to April 2000, Mr. Kearns served as Vice President, Information Services for MMI Companies, Inc., a healthcare risk management company. From September 1998 to December 1998, Mr. Kearns was a consultant with Advanced Graphical, Inc., a consulting company. From July 1997 to September 1998, Mr. Kearns served as Chief Information Officer for JVS Financial Group, Inc., a mortgage and insurance corporation, and from September 1990 to July 1997, Mr. Kearns was a Vice President, Information Services for Access Health, Inc., a leader in the personal health management industry.
George A. King Age 42
Mr. King has served as our Chief Development Officer since May 2000. From August 1999 until May 2000, he served as Senior Vice President, Corporate Development. From our inception to August 1999, Mr. King served as an advisor to the executive officer group. From our inception to February 1999, he was one of our directors. Prior to joining Universal Access, from February 1995 to November 1996, Mr. King was a Managing Director of Cambridge Partners, an investment banking firm. From December 1996 to August 1999, he was a Senior Managing Director of Hudson AIPR, LLC, a financial advisory firm.
Robert A. Pollan Age 40
Mr. Pollan has served as our President, Information Technology & Strategy since January 2001. Mr. Pollan served as one of our directors from February 1999 to January 2001. From June 1998 to December 2000 Mr. Pollan served as a Managing Director of Internet Capital Group, an internet holding company. From August 1995 to June 1998, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation.

Robert E. Rainone, Jr. Age 38
Mr. Rainone has served as our President, Global Operations since January 2001. Mr. Rainone served as our Chief Operating Officer, North America from November 2000 to January 2001. From April 2000 to October 2001 he served as our Chief Operating Officer and from February 2000 to April 2000 he served as our Chief Development Officer. From October 1998 to February 2000, Mr. Rainone was Vice President of Marketing at Open Port Technology, an internet messaging company. From March 1993 to August 1997, Mr. Rainone was employed by U.S. Robotics Corporation, a networking equipment manufacturer and subsidiary of 3Com Corporation, in various capacities, most recently as Vice President and General Manager of Business Access.

EXECUTIVE COMPENSATION

Compensation Committee Report

    The Compensation Committee of the Board of Directors establishes our general compensation policies and the Executive Compensation Subcommittee, which includes only non-employee directors, establishes the compensation plans and the specific compensation levels for executive officers, including our Chairman, President and Chief Executive Officer. This report describes the philosophy that underlies the cash and equity-based components of our executive compensation program. It also describes the details of each element of the program, including the rationale for the compensation paid to our senior executives.

General Compensation Philosophy

    The primary objectives of our executive compensation policies include the following:

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  To attract, motivate, and retain a highly qualified executive management team;

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  To link executive compensation to our financial performance as well as to define individual management objectives established by the committee;

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  To compensate competitively with the practices of similarly situated internet infrastructure companies; and

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  To create management incentives designed to enhance stockholder value.

    We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel, and technical personnel are key factors to our future success. Our compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and in certain instances, restricted stock granted to principal executive officers.

Cash Compensation

    We seek to provide cash compensation to our executive officers, including base salary and an annual cash bonus, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated internet infrastructure companies. Annual increases in base salary are determined on an individual basis based on market data and a review of the officer's performance and contribution to various individual, departmental, and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve such objectives, and the amount of cash bonuses depends on the extent to which these objectives are achieved. In 2000, each officer's increase in base salary and the amount of their cash bonus reflected the officer's performance and the accomplishment of individual, departmental and corporate objectives.

    The salaries and cash bonuses of each of our executive officers, other than the Chairman, President and Chief Executive Officer, were determined by the Committee, upon the recommendation of the Chairman, President and Chief Executive Officer. The Compensation Committee sets new goals for each of our executives each fiscal year on the basis of past performance and objectives for the next fiscal year. The Chairman, President and Chief Executive Officer's base salary was determined by the Board of Directors, upon the recommendation of the Committee.

    Based on a review of public company proxy data, compensation data supplied by independent executive compensation research and consulting firms, and other relevant market data, the committee believes that cash compensation paid to our executive officers, including our Chairman, President and Chief Executive Officer, were generally consistent with amounts paid to officers with similar responsibilities at similarly situated internet infrastructure companies. We note that competition for qualified management and technical personnel in the internet infrastructure industry is extremely intense, and we expect such competition to remain intense for the foreseeable future. As a result, in order to insure access to qualified personnel, we believe that it will continue to be necessary to provide compensation packages, consisting of cash compensation and equity incentives, that are at least competitive with, and in certain instances superior to, compensation paid by other internet infrastructure companies.

Equity Based Compensation

    Stock options are periodically granted to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed by us for a fixed period of time in order for the options to vest fully. Options generally vest over a four year period to encourage option holders to continue in our employ. All of the options granted in the year ended December 31, 2000 were approved by either the stock option committee or the executive compensation subcommittee or the non-executive stock option committee, pursuant to its delegated authority, or the full Board of Directors. In making its determinations, the committee considers the executive's position at Universal Access, such executive's individual performance, the number of options held (if any) and the extent to which such options are vested, and any other factors that the committee may deem relevant. The options awarded in 2000 reflect the accomplishment of the individual performance objectives of each executive officer and their contribution towards achieving departmental and corporate objectives.

Tax Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our Chairman, President and Chief Executive Officer and to each of the other four most highly-compensated executive officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). At this time, we have determined that the Section 162(m) deduction limitation does not apply because the Company falls within the extended reliance period for corporations that become publicly held in connection with an initial public offering. We will continue to monitor the reliance period and will take appropriate action when it is warranted in the future.

Compensation of the Chairman, President and Chief Executive Officer

    Patrick C. Shutt co-founded the Company in October 1997 and serves as Chairman, President and Chief Executive Officer. During 2000, Mr. Shutt's base annual salary was $253,714. Mr. Shutt's salary was based on market data and a review of his performance and contribution to various individual, departmental and corporate objectives. As a result of his accomplishment of individual performance objectives and contribution towards achieving departmental and corporate objectives in fiscal 2000, Mr. Shutt received $150,000 as an incentive bonus in 2000.

Conclusion

    We believe these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various pay vehicles offered are carefully designed to provide increased motivation for senior executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

    The foregoing report has been approved by all of the members of the Committee.

                      THE COMPENSATION COMMITTEE

                      Carolyn Katz
                      Robert Pommer
                      Joseph Schocken
                      Patrick Shutt
                      Roland Van der Meer

Compensation Committee Interlocks and Insider Participation

    The members of our Compensation Committee are Ms. Katz and Messrs. Schocken, Shutt, Pommer and Van der Meer. Except for Mr. Pommer and Mr. Shutt, none of the members of the Compensation Committee is currently or has been, at any time since our formation, one of our officers or employees. None of the members of the Executive Compensation Subcommittee, which reviews and approves the compensation of all of our directors and executive officers, is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our board or Compensation Committee. Mr. Van der Meer is a partner of ComVentures, a holder of approximately 14.35% of our outstanding stock that has purchased shares of Series B preferred stock, Series C preferred stock and Series D preferred stock. Mr. Schocken is the chairman of Broadmark Capital Corporation, a holder of approximately 1.22% of our outstanding stock that has purchased shares of our common stock, Series A preferred stock and Series D preferred stock. In October 2000 we entered into an engagement letter agreement with Broadmark Capital Corporation with respect to the potential sale of certain of our assets. Joseph Schocken, one of our directors, is the Chairman of Broadmark Capital Corporation.

    Before the Compensation Committee was formed, compensation decisions were made by our entire Board of Directors.

Summary Compensation Table

    The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the two years ended December 31, 2000 by our Chief Executive Officer and our next four most highly compensated executive officers who earned more than $100,000 in salary and bonus during the fiscal year ended December 31, 2000, whom we refer to in this proxy statement collectively as the "named executive officers":

Summary Compensation Table

Compensation Awards
Annual Compensation
					Securities Underlying Options	All Other Compensation
Name and Principal Position	Year	Salary		Bonus
Patrick C. Shutt Chairman, President and Chief Executive Officer	2000 1999	$253,714 196,561		$150,000 99,283	— 500,000	$	— —
Robert J. Pommer, Jr. Vice Chairman and President, Global Client Services	2000 1999	215,016 182,508		107,500 94,889	50,000 300,000		— —
Robert A. Brown Chief Financial Officer, Treasurer	2000 1999	177,386 57,023		115,000 11,945	770,000 130,000		— —
Robert E. Rainone, Jr. President, Global Operations	2000 1999	165,529 —		107,500 —	900,000 —		— —
George A. King Chief Development Officer	2000 1999	156,817 105,325	(1)	107,500 5,767	50,000 125,000		— —

(1)
Includes $56,500 paid to Mr. King for consulting services in 1999.

Stock Options

    The following table shows information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 2000. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant of the stock options until the expiration of their ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

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  Multiplying the number of shares of common stock underlying each option by the fair market value of our common stock on the date the option was granted;

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  Assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

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  Subtracting from that result an amount determined by multiplying the number of shares of common stock underlying each option by the indicated exercise price per share.

    Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

    The percentage of total options granted is based on an aggregate of 8,273,636 options granted by us during the fiscal year ended December 31, 2000, to our employees including the named executive officers. Unless otherwise indicated, options were granted with an exercise price equal to or higher than the fair market value of our common stock, as determined in good faith by our Board of Directors at the time of the grants. Each stock option grant with an exercise price of $42.00 per share identified below was cancelled in January 2001.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)		% of total Options Granted to Employees During Period
				Exercise Price Per Share
Name					Expiration Date	5%	10%
Patrick C. Shutt	—		0%	$—		$0	$0
Robert J. Pommer, Jr.	50,000	(1)	0.60	42.00	September 18, 2010	0	0
Robert A. Brown	170,000	(1)	2.05	8.10	February 27, 2010	865,988	2,194,583
	250,000	(1)	3.02	15.13	September 18, 2010	2,378,794	6,028,331
	350,000	(1)	4.23	42.00	September 18, 2010	0	0
Robert E. Rainone, Jr	500,000	(1)	6.04	8.10	February 27, 2010	2,547,023	6,454,657
	150,000	(1)	1.81	15.13	September 18, 2010	1,427,276	3,616,999
	250,000	(1)	3.02	42.00	September 18, 2010	0	0
George A. King	50,000	(1)	0.60	42.00	September 18, 2010	0	0

(1)
This option to purchase our common stock vested as to one fourth of the shares immediately as of the date of grant with the remaining shares vesting ratably on a monthly basis over a three year period beginning on the first anniversary of the date of the grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

    The following table presents information regarding the named executive officers, concerning option exercises for the year ended December 31, 2000 and exercisable and unexercisable options held as of December 31, 2000. The value of unexercised in-the-money options is based on a price of $8.00 per share, the closing sales price for our common stock December 31, 2000 as quoted on the Nasdaq Stock Market, minus the per share exercise price, multiplied by the number of shares underlying the option.

		Number of Securities Underlying Unexercised Options at December 31, 2000
				Value of Unexercised In-The-Money Options at December 31, 2000
	Shares Acquired on Exercise
Name		Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick C. Shutt	—	300,000	—	$2,397,000	$—
Robert J. Pommer, Jr.	—	312,500	37,500	2,486,875	—
Robert A. Brown	—	234,874	665,126	260,249	538,654
Robert E. Rainone, Jr.	—	225,000	675,000	—	—
George A. King	—	137,500	37,500	636,500	—

Other Benefits

    401(k) Retirement Plan.  In 1999, we adopted the Universal Access, Inc. 401(k) Savings Plan and Trust, covering our eligible full-time employees located in the United States. The 401(k) plan is intended to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current eligible compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan does permit discretionary matching contributions to the 401(k) plan by us on behalf of participants in the 401(k) plan who have completed at least a year of service to us. To date, there have been no matching contributions.

    Employee Stock Purchase Plan.  Universal Access maintains an employee stock purchase plan that is available to substantially all employees. Participating employees may purchase common stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. The six-month participation periods run from May to October and from November to April each year. Employees may contribute up to 15% of their compensation to the plan, up to a maximum of $25,000 per calendar year.

Employment Agreements and Change-in-Control Arrangements

Employment Agreements

    From time to time, we have entered into employment agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table." Each of the employment agreements currently in effect is for a renewable one-year term. Each of our current executive officers is entitled to a commuting allowance of $500 per month, except for Mr. Shutt, Mr. Pommer, Mr. Rainone and Mr. Brown, who are entitled to an allowance of $600 per month and Mr. Hinkley who is entitled to an allowance of $1,795 per month.

    Patrick Shutt.  In September 1998, Patrick Shutt entered into an employment agreement with us. In February 1999 and February 2000, we amended our employment agreement with Mr. Shutt. Mr. Shutt is currently entitled to an annual salary of $300,000.

    Robert Brown.  In August 1999, Robert Brown entered into an employment agreement with us. We amended our employment agreement with Mr. Brown in July 2000. Mr. Brown is currently entitled to an annual salary of $215,000.

    Scott Fehlan.  In September 1999, Scott Fehlan entered into an employment agreement with us. In February 2000 and April 2000 we amended our employment agreement with Mr. Fehlan. Mr. Fehlan is currently entitled to an annual salary of $185,000.

    Stuart Hinkley.  In November 2000, Stuart Hinkley entered into an employment agreement with us. Under the employment agreement, Mr. Hinkley is entitled to an annual salary of $373,875.

    James Kearns.  In July 2000, James Kearns entered into an employment agreement with us. Under the employment agreement, Mr. Kearns is entitled to an annual salary of $185,000.

    George King.  In August 1999, George King entered into an employment agreement with us. We amended our employment agreement with Mr. King in February 2000 and in May 2000. Mr. King is currently entitled to an annual salary of $215,000.

    Robert Pollan.  In January 2001, Robert Pollan entered into an employment agreement with us. Mr. Pollan is currently entitled to an annual salary of $215,000.

    Robert Pommer.  In September 1998, Robert Pommer entered into an employment agreement with us. In February 1999, February 2000 and April 2000 we amended our employment agreement with Mr. Pommer. Mr. Pommer is currently entitled to an annual salary of $215,000.

    Robert Rainone.  In February 2000, Robert Rainone entered into an employment agreement with us. We amended our employment agreement with Mr. Rainone in April 2000. Mr. Rainone is currently entitled to an annual salary of $215,000.

    Our executive officers listed under "Management" have provisions in their employment agreements which provide that if we terminate their individual employment terms for any reason other than cause, death or total disability, or if their authority, duties or responsibilities with us have been substantially reduced, then we will provide them with health, life and disability insurance for the one year period after their termination. In addition, we must also pay them the balance of their base salaries and bonus for the lesser of six months or the remaining term of their employment terms.

Change of Control Arrangements

    Any unvested options to purchase shares held by our executive officers will fully vest if there is a change of control which results in both:

  •
  any sale of all or substantially all of our assets, any merger of us with another company or any other corporate reorganization in which more than 50% of our voting power is transferred; and

  •
  the officer no longer being employed by us or the successor entity under substantially similar terms and conditions that existed prior to the change of control.

STOCK OWNERSHIP

Principal Stockholders

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2001, by:

  •
  each of the individuals listed on the "Summary Compensation Table" above;

  •
  each of our directors;

  •
  each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock; and

  •
  all current directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2001, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

    Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

    Percentage of ownership is based on 91,733,373 shares of common stock outstanding on March 31, 2001. The percentage of common stock outstanding as of March 31, 2001 is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Universal Access, Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Shares Issuable Pursuant to Options and Warrants Exercisable Within 60 days of March 31, 2000	Percent Beneficially Owned
Directors, Executive Officers and 5% Stockholders
Entities Affiliated with ComVentures (1) 505 Hamilton Avenue Suite 305 Palo Alto, CA 94301	13,160,090	5,000	14.35%
Entities Affiliated with Internet Capital Group (2) 435 Devon Park Drive Suite 800 Wayne, PA 19087	20,664,122	1,000,002	23.36
Patrick C. Shutt (3)	5,414,000	300,000	6.21
Robert J. Pommer (4)	4,776,985	300,000	5.52
Robert A. Brown	450,563	171,540	*
George A. King (5)	1,044,251	125,000	1.27
Robert E. Rainone, Jr.	351,676	193,751	*
Paolo Guidi	-	205,000	*
Carolyn Katz	-	-	*
Kevin Power	-	-	*
Joseph L. Schocken (6) 2800 One Union Square 600 University Street Seattle, WA 98101	1,109,888	5,000	1.22
John F. Slevin (7)	107,365	9,863	*
Roland A. Van der Meer (1)	13,160,090	5,000	14.35
All directors and executive officers as a group (15 persons)	27,048,878	1,619,570	30.71

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 12,390,375 shares held by Communication Ventures III, L.P., and 625,221 shares held by Communication Ventures III CEO & Entrepreneurs' Fund, L.P., 141,177 shares held indirectly through Strategic Timing Investors Corp., 917 shares held by Mr. Van der Meer's wife in an IRA account, 2,400 shares held individually by Mr. Van der Meer and an option to purchase 5,000 shares held individually by Mr. Van der Meer. The sole general partner of Communication Ventures III, L.P. and Communication Ventures III CEO & Entrepreneurs' Fund is ComVen III, L.L.C. The managing members of ComVen III, L.L.C. are Roland Van der Meer, David Helfrich and Clifford Higgerson. Roland Van der Meer, one of our directors, and each of the other managing members of ComVen III, L.L.C. disclaim beneficial ownership of the shares held by Communication Ventures III, L.P. and Communication Ventures III CEO & Entrepreneurs' Fund, except to the extent of their pecuniary interest therein.

(2)
Includes 20,664,122 shares held by Internet Capital Group, Inc. and a warrant to purchase 1,000,002 shares held by Internet Capital Group, Inc.

(3)
Includes 4,544,000 shares held by Patrick Shutt as Trustee of the Patrick C. Shutt Declaration of Trust dated December 22, 1999, an option to purchase 300,000 shares held individually by Patrick Shutt, and 870,000 shares held by the Shutt Family Limited Partnership. The general partners of the Shutt Family Limited Partnership are Patrick Shutt and his wife.

(4)
Includes 3,571,033 shares held individually by Robert Pommer, Jr., as Trustee of the Robert J. Pommer Declaration of Trust, an option to purchase 300,000 shares held individually by Robert Pommer, Jr., 199,545 shares held by Elizabeth M. Pommer as Trustee of the Elizabeth M. Pommer Declaration of Trust dated December 31, 1999, 1,000,000 shares held by the Pommer Family Limited Partnership dated December 31, 1999, 2,807 shares held by Mr. Pommer's son and 3,600 shares held by Mr. Pommer's daughter.

(5)
Includes 863,555 shares held individually by George A. King, options to purchase 125,000 shares held individually by Mr. King and 180,696 shares held in a grantor retained annuity trust for the benefit of Mr. King's children. Mr. King's wife is the trustee of the trust.

(6)
Includes 960,002 shares held by TRANCEKA, LLC, 149,886 shares held by Broadmark Capital Corporation and an option to purchase 5,000 shares held individually by Mr. Schocken. Mr. Schocken is a non-member manager of TRANCEKA, LLC and is the chairman of Broadmark Capital Corporation. Mr. Schocken disclaims beneficial ownership of the shares held by TRANCEKA, LLC and Broadmark Capital Corporation, except as to his pecuniary interest therein.

(7)
Includes 57,365 shares received as a liquidating distribution from Advanced Equities Investments I, LLC. Mr. Slevin previously reported beneficial ownership of 770,493 shares of Universal Access, Inc. held by Advanced Equities Investments I, LLC, but disclaimed beneficial ownership over the 713,128 shares in which Mr. Slevin did not have a pecuniary interest. Also includes a warrant to purchase 4,863 shares and an option to purchase 5,000 shares both held individually by Mr. Slevin. Mr. Slevin is a non-managing member of Advanced Equities Investments I, LLC and disclaims beneficial ownership of the shares held by Advanced Equities Investments I, LLC.

Performance Graph

    The following graph compares the total return (including reinvestment of dividends) on $100 invested in our common stock on March 17, 2000, the date of our initial public offering, through December 31, 2000, with a similar investment in the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

Comparison of Nine-Month Cumulative Total Return

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Transactions with Related Parties and Insiders

    Other than the employment agreements described under "Management" and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities and Exchange Act of 1934 requires that our directors, executive officers and persons who beneficially own more than 10% of our common stock file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership.

    To our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required during fiscal year 2000, our officers, directors and greater than 10% beneficial owners complied during our last fiscal year with all applicable Section 16(a) filing requirements, except for the following inadvertent late filings for the transactions indicated: Mr. Power (November Form 4 reporting two sale transactions); Mr. Pollan (amended March Form 4 reporting four purchase transactions and April Form 4 reporting one purchase transaction); Internet Capital Group (amended March Form 4 reporting one purchase transaction); Mr. Fehlan (April Form 4 reporting two option exercises); Mr. Schocken (amended August and September Form 4s reporting two transfer transactions and one gifting transaction); and Mr. Brown and Mr. Kearns (July Form 3s).

Transactions With Directors, Executive Officers And 5% Stockholders

    Internet Capital Group purchased 2,300,000 shares of our common stock at a price of $14.00 per share in our initial public offering. For current information on the holdings of our directors, officers and 5% stockholders, see "Principal Stockholders".

Loans to Executive Officers

    Patrick Shutt.  In August 1999 we loaned $756,250 to Patrick Shutt under a promissory note which was amended and restated in December 1999, in connection with his purchase of 500,000 shares of our common stock. This loan accrues interest at a rate of 6% and is due and payable on or before August 2004. The outstanding principal and accrued and unpaid interest under his loan on December 31, 2000 was $818,340.64.

    Robert Pommer.  In May 1999, we loaned $200,000 to Robert Pommer under a promissory note. This loan accrues interest at an annual rate of 6% and will be due and payable in April 2004. In August 1999 we loaned $453,750 to Robert Pommer under a promissory note which was amended and restated in December 1999, in connection with his purchase of 300,000 shares of our common stock. This loan accrues interest at an annual rate of 6% and is due and payable on or before August 2004. The outstanding principal and accrued and unpaid interest under his loans on December 31, 2000 totalled $713,475.69.

Other Transactions

    In October 2000 we entered into an engagement letter agreement with Broadmark Capital Corporation with respect to the potential sale of certain of our assets. Joseph Schocken, one of our directors, is the Chairman of Broadmark Capital Corporation.

    In March 2001 Aleron, Inc., entered into an agreement under which it may purchase circuit access from the Company. Paolo Guidi, one of our directors, is the Chairman and Chief Executive Officer of Aleron, Inc.

    Internet Capital Group purchases circuit access from us under five-year contracts entered into from October through December 1999 with minimum purchase commitments totaling approximately $29,000 per month. In the year ended December 31, 2000, Internet Capital Group paid us approximately $484,191 under these contracts.

Indemnification

    We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

    All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

AUDIT COMMITTEE REPORT

    Management is responsible for our internal financial controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The Audit Committee's responsibility is to oversee and monitor these activities on behalf of the Board of Directors.

    We met and held discussions with management and the independent accountants. Management represented to us that our consolidated financial statements for the year ended December 31, 2000 were prepared in accordance with generally accepted accounting principles. We discussed the consolidated financial statement with both management and the independent accountants. We also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, we received from the independent accountants the written disclosures required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committees), as amended, and discussed with the independent accountants their firm's independence.

    We received the following information concerning fees of the independent accountants for the year ended December 31, 2000, and have considered whether the provision of these services is compatible with maintaining the independence of the independent accountants:

•	Audit Fees (including review of 10-Qs)	$364,000
•	Financial Information Systems Design and Implementation Fees	$0
•	All Other Fees	$287,869

    Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

By the Audit Committee:
John Slevin (Chairman)
Joseph Schocken
Roland Van der Meer
Carolyn Katz (alternate)

Independent Accountants

    The Board of Directors has again selected PricewaterhouseCoopers LLP as independent accountants for fiscal year 2001. Representatives of that firm will be at the annual meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

    Stockholders of record at the close of business on April 11, 2001, are entitled to vote their shares at the annual meeting. As of that date, there were 91,736,019 shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

    More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

    By submitting your proxy, you will authorize Patrick C. Shutt and Robert J. Pommer, Jr. to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting. If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to Universal Access' Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

Default Voting

    If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director, and if any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

    Wells Fargo Shareowner Services, the transfer agent, will tabulate and certify the votes. If your shares are treated as a broker non-vote, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Because the election of directors (the only proposal to be presented) is done by a plurality of votes, a broker non-vote will have no effect on the outcome of the vote.

Voting by Street Name Holders

    If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares according to your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares in its discretion.

Proxy Solicitation

    Universal Access will bear all costs of this proxy solicitation. Proxies may be solicited by mail, including electronic mail, in person, by telephone or by facsimile by officers, directors and regular employees. Universal Access has also retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. Morrow will receive a fee for such services of approximately $3,500, plus reasonable out-of-pocket expenses, which will be paid by Universal Access. Universal Access may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Stockholder Proposals for Next Year's Meeting

    Stockholder Proposals and Nominations.  Stockholders may present proper proposals for inclusion in the proxy statement for our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in the proxy statement for our next annual meeting, stockholder proposals must be received by us no later than January 1, 2002, and must otherwise comply with the requirements of the applicable SEC rules. In addition, our bylaws establish an advance notice procedure with regard to certain matters to be brought before any annual meeting of stockholders, including stockholder proposals not included in our proxy statement and nominations for director submitted by stockholders. Notice must be received by our Corporate Secretary not less than 90 days before the date of the proxy statement released to stockholders in connection with our previous year's annual meeting of stockholders. Therefore, the deadline for timely submission of a stockholder proposal or nomination for consideration at our 2002 annual meeting of stockholders will be January 31, 2002. Notice of intention to present proposals or make nominations at next year's annual meeting such be addressed to Corporate Secretary, Universal Access, Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

    Director Nominees.  In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Universal Access, Inc., 233 South Wacker Drive Suite 600, Chicago, Illinois 60606, stating in detail the qualifications of the persons they recommend.

Stockholder List

    For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Universal Access' principal executive offices by contacting the Corporate Secretary. The list will also be available for examination at the meeting.

[GRAPHIC OMITTED] UNIVERSAL ACCESS, INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 25, 2001
8:00 A.M., CENTRAL TIME

GRAND GENEVA RESORT & SPA
7036 GRAND GENEVA WAY
LAKE GENEVA, WI 53147-0130

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 25, 2001.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE.

By signing the proxy, you acknowledge receipt of the proxy statement related to the Annual Meeting, revoke all prior proxies and appoint Patrick C. Shutt and Robert J. Pommer, Jr., and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all postponements or adjournments.

SEE REVERSE FOR VOTING INSTRUCTIONS.

    COMPANY #

    CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK—EASY—IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Time on May 24, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the recording provides you.

VOTE BY INTERNET—HTTP://WWW.EPROXY.COM/UAXS/—QUICK—EASY—IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Time on May 24, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Universal Access, Inc., c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

[GRAPHIC OMITTED]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

1.	Election of directors: 01 Robert J. Pommer, Jr. 02 Roland A. Van der Meer
/ / Vote FOR all nominees (except as marked) / / Vote WITHHELD from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES.

Address Change? Mark Box  / /
Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
Director Information
Committees
Meetings and Attendance
Director Compensation
Executive Officer Information
EXECUTIVE COMPENSATION
Compensation Committee Report
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Stock Options
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Other Benefits
Employment Agreements and Change-in-Control Arrangements
STOCK OWNERSHIP
Principal Stockholders
Performance Graph
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
Transactions with Related Parties and Insiders
Section 16(a) Beneficial Ownership Reporting Compliance
AUDIT COMMITTEE REPORT
Independent Accountants
ADDITIONAL INFORMATION
Record Date; Shares Outstanding
Quorum
Proxies; Right to Revoke
Default Voting
Tabulation of Votes
Voting by Street Name Holders
Proxy Solicitation
Stockholder Proposals for Next Year's Meeting
Stockholder List